EXHIBIT 99.1
T-3 Energy Services, Inc. Announces First Quarter 2009 Earnings
HOUSTON, TEXAS, (PRIMEZONE WIRE) — May 1, 2009. T-3 Energy Services, Inc. (NASDAQ:TTES — News) reported first quarter 2009 income from continuing operations of $3.8 million, or $0.30 per diluted share, which included pre-tax charges for severance-related costs of $3.9 million, or $0.20 per diluted share after tax, and for acquisition-related costs of $0.3 million, or $0.02 per diluted share after tax. For the fourth quarter of 2008, net loss was ($8.7) million, or ($0.69) per diluted share, which included a goodwill impairment charge of $23.5 million, or $1.62 per diluted share after tax and a non-operating tax benefit of ($0.9) million, or ($0.07) per diluted share after tax, related to the deductibility of strategic alternatives costs. Excluding these separately highlighted items above, net income from continuing operations and diluted earnings per share for the first quarter of 2009 were $6.6 million, or $0.52 per diluted share, compared to $10.9 million, or $0.86 per diluted share for the fourth quarter of 2008.
Revenues for the first quarter of 2009 decreased 20.2% to $62.8 million from $78.6 million in the fourth quarter of 2008. These revenue decreases are in line with average worldwide rig counts, which decreased 21% during the quarter. International revenues represented 56% of total revenues, which is sequentially up from 46%, approximating the proportional shift in industry activity.
Net bookings for the quarter were $46.1 million compared with $60.5 million in the prior quarter, and backlog decreased to $59.4 million at March 31, 2009, versus $76.1 million at December 31, 2008. Gross margins were 38% for the first quarter of 2009, compared to 39% for the fourth quarter of 2008.
Excluding the previously mentioned severance, acquisition and goodwill impairment costs, operating income for the quarter was $10.2 million compared with $16.2 million in the fourth quarter of 2008. The decrease represents a 38% decremental margin.
Steve Krablin, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “T-3 has excellent international brand acceptance, a strong balance sheet and good cash flow. Our current results reflect the continuing worldwide drilling activity decline, and we are actively adjusting our cost structure in response. We also intend to focus on our non-capital products and services and further expand our international presence. We do not expect our markets to improve during 2009, but we intend to stay committed to offering exceptional service and products to our customers and to expanding our product offerings.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release is not generally accepted accounting principles, or non-GAAP, financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters ended March 31, 2009, March 31, 2008 and December 31, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
Contact:	James M. Mitchell Senior Vice President and Chief Financial Officer 713-996-4118

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Revenues:
Products	$53,341	$58,027	$65,942
Services	9,445	11,143	12,689

	62,786	69,170	78,631

Cost of revenues:
Products	33,181	35,104	40,852
Services	5,579	6,895	7,450

	38,760	41,999	48,302

Gross profit	24,026	27,171	30,329

Operating expenses:
Impairment of goodwill	—	—	23,500
Selling, general and administrative expenses	18,078	12,749	14,092

	18,078	12,749	37,592

Income (loss) from operations	5,948	14,422	(7,263)
Interest expense	(250)	(892)	(411)
Interest income	—	39	5
Other income (expense), net	219	140	225

Income (loss) from continuing operations before provision for income taxes	5,917	13,709	(7,444)

Provision for income taxes	2,097	4,196	1,246

Income (loss) from continuing operations	3,820	9,513	(8,690)
Loss from discontinued operations, net of tax	—	(2)	(28)

Net income (loss)	$3,820	$9,511	$(8,718)

Basic earnings (loss) per common share:
Continuing operations	$.30	$.77	$(.69)

Discontinued operations	$—	$—	$—

Net income (loss) per common share	$.30	$.77	$(.69)

Diluted earnings (loss) per common share:
Continuing operations	$.30	$.75	$(.69)

Discontinued operations	$—	$—	$—

Net income (loss) per common share	$.30	$.75	$(.69)

Weighted average common shares outstanding:
Basic	12,529	12,330	12,514

Diluted	12,605	12,763	12,514

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,352	$838
Accounts receivable — trade, net	46,705	47,822
Inventories	62,284	58,422
Deferred income taxes	6,245	5,131
Prepaids and other current assets	4,273	4,585

Total current assets	120,859	116,798

Property and equipment, net	49,280	46,071
Goodwill, net	87,784	87,929
Other intangible assets, net	34,174	33,477
Other assets	2,780	2,837

Total assets	$294,877	$287,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$20,693	$26,331
Accrued expenses and other	21,454	19,274
Current maturities of long-term debt	57	5

Total current liabilities	42,204	45,610

Long-term debt, less current maturities	23,983	18,753
Other long-term liabilities	1,690	1,628
Deferred income taxes	10,411	10,026

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 12,547,458 shares issued and outstanding at March 31, 2009 and December 31, 2008	13	13
Warrants, 10,157 issued and outstanding at March 31, 2009 and December 31, 2008	20	20
Additional paid-in capital	173,065	171,042
Retained earnings	43,856	40,036
Accumulated other comprehensive loss	(365)	(16)

Total stockholders’ equity	216,589	211,095

Total liabilities and stockholders’ equity	$294,877	$287,112

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
INCOME FROM CONTINUING OPERATIONS:
GAAP income (loss) from continuing operations	$3,820	$9,513	$(8,690)
Severance-related costs, net of tax (A)	2,516	—	—
Acquisition-related costs, net of tax (B)	224	—	—
Goodwill impairment, net of tax (C)	—	—	20,526
Strategic alternatives costs, net of tax (D)	—	—	(895)

Non-GAAP income from continuing operations (E)	$6,560	$9,513	$10,941

DILUTED EARNINGS PER SHARE (F):
GAAP continuing operations diluted earnings (loss) per share	$0.30	$0.75	$(0.69)
Severance-related costs, net of tax	0.20	—	—
Acquisition-related costs, net of tax	0.02	—	—
Goodwill impairment, net of tax	—	—	1.62
Strategic alternatives costs, net of tax	—	—	(0.07)

Non-GAAP continuing operations diluted earnings per share (E)	$0.52	$0.75	$0.86

ADJUSTED EBITDA:
GAAP Income (loss) from continuing operations	$3,820	$9,513	$(8,690)
Severance-related costs, net of tax	2,516	—	—
Acquisition-related costs, net of tax	224	—	—
Goodwill impairment, net of tax	—	—	20,526
Strategic alternatives costs, net of tax	—	—	(895)
Provision for income taxes (G)	3,572	4,196	5,115
Depreciation and amortization	2,036	2,185	1,905
Interest Expense	250	892	411
Interest Income	—	(39)	(5)

Adjusted EBITDA (H)	$12,418	$16,747	$18,367

(A)	Represents severance-related costs of $3.9 million before tax and $2.5 million after tax incurred in connection with the March 2009 resignation of Gus D. Halas, the Company’s former President, Chief Executive Officer and Chairman of the Board.

(B)	Represents costs of $0.1 million before tax and $0.1 million after tax related to the acquisition of the surface wellhead business of Azura Energy Systems Surface, Inc., as well as costs of $0.2 million before tax and $0.1 million after tax related to abandoned acquisitions.

(C)	Represents costs of $23.5 million before tax and $20.5 million after tax related to impairment of goodwill for the Company’s pressure and flow control reporting unit for the three months ended December 31, 2008.

(D)	Represents $0.9 million of tax benefit recorded during the three months ended December 31, 2008 as a result of the deductibility of $2.6 million of strategic alternative costs that were recorded in prior quarters.

(E)	The Company has presented non-GAAP income from continuing operations and non-GAAP continuing operations diluted earnings per share because we believe that reporting income from continuing operations and diluted earnings per share excluding the severance-related costs, the acquisition-related costs, goodwill impairment charges and strategic alternatives costs provides useful supplemental information regarding the Company’s on-going economic performance. We use this financial measure internally to evaluate and manage the Company’s operations, and we believe many investors use similar comparisons of the operating results.

(F)	For purposes of this computation, diluted earnings per share for the three months ended December 31, 2008 is computed using 12,677,000 shares, which reflects the effect of dilutive stock options, restricted stock and warrants. For GAAP purposes, these dilutive stock options, restricted stock and warrants have not been included because the effect would have been anti-dilutive for the quarter ended December 31, 2008.

(G)	Provision for income taxes in the Adjusted EBITDA calculation has been increased by $1.4 million for the tax effect of the severance-related costs and by $0.1 million for the tax effect of the acquisition-related costs for the three months ended March 31, 2009. Provision for income taxes in the adjusted EBITDA calculation has been increased by $3.0 million for the tax effect of the goodwill impairment charges and $0.9 million for the tax effect of the strategic alternative costs for the three months ended December 31, 2008.

(H)	Adjusted EBITDA is not a GAAP financial measure. Management uses adjusted EBITDA because we believe it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, we use this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform similar comparisons of operating results.